UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
(X) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Smith, Wayne O.

   250 Camden Lane
   Aurora, OH  44202
2. Issuer Name and Ticker or Trading Symbol
   The B.F.Goodrich Company
   GR
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   December 1996
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common Stock                 |(1)   |T   |583.7194          |A  |(1)        |774.3727           |I     |Savings Plan Trust         |
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          "                  |      |    |                  |   |           |48,000 (2)         |D     |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Employee Stock Option (3|$34.375 |1/2/9|A   |26,000     |A  |1/2/9|1/1/0|Common Stock|26,000 |       |26,000      |D  |            |
)  (4)                  |        |6    |    |           |   |6    |6    |            |       |       |            |   |            |
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Explanation of Responses:
(1) Shares acquired between 1/1/96 and 12/31/96 at various prices between $36.839 and $44.382 per share
(adjusted for 2-for-1 stock split) pursuant to the Company's Retirement Plus Savings Plan.
(2) On 4/1/96 there was a 2-for-1 stock split in the form of a stock dividend, resulting in the acquisition of additional shares of common
stock.
(3)  Right to buy - a portion of the options are Incentive Stock
Options.
(4) This option has been adjusted for a 2-for-1 stock split in the form of a stock dividend on 4/1/96.
SIGNATURE OF REPORTING PERSON
/s/Nicholas J. Calise Pursuant to Power of Attorney
DATE
February 14, 1997